As filed with the Securities and Exchange Commission on October 14, 2005
                                Registration No.
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   Pay88, Inc.
             (Exact name of Registrant as specified in its charter)

            Nevada                              6099                     20-3136572
(State or other jurisdiction of     (Primary Standard Industrial       (I.R.S. Employer
 incorporation or organization)          Classification Code)         Identification No.)

                            1053 North Barnstead Road
                              Barnstead , NH 03225
                              Phone: (603) 776-6044
   (Address and telephone number of Registrant's principal executive offices)

                                R/A's of America
                               1504 US Hwy 395 N#8
                           Garnderville, NV 89410-5273
                                Tel: 800-848-4900
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all Correspondence to:
                                David Lubin, Esq.
                            David Lubin & Associates
                              92 Washington Avenue
                              Cedarhurst, NY 11516
                               Tel: (516) 569-9629
                          Facsimile No.: (516) 569-5053

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         Calculation of Registration Fee
======================= ==================== ==================== ==================== ====================
  Title of Class of                           Proposed Maximum     Proposed Maximum
   Securities to be        Amount to be        Aggregate Price    Aggregate Offering        Amount of
      Registered            Registered            Per Share              Price          Registration Fee
----------------------- -------------------- -------------------- -------------------- --------------------
Common Stock, $.001          2,000,000            $0.02 (1)             $40,000               $4.68
per share (2)
----------------------- -------------------- -------------------- -------------------- --------------------
Total                        2,000,000                                  $40,000               $4.68
----------------------- -------------------- -------------------- -------------------- --------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Represents common shares currently outstanding to be sold by the selling security holders.


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED ______ __, 2005

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   Prospectus

                                   Pay88, Inc.

                             2,000,000 Common Shares

We are a development stage company focused on becoming involved in the business of facilitating money transfers between the United States and China. This prospectus relates to the 2,000,000 common shares of stock currently outstanding which are held by persons who are stockholders of Pay88, Inc.

We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933. The selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions.

There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained. As of October 14, 2005, we have 10,000,000 common shares issued and outstanding.

Investing in our securities involves significant risks. See "Risk Factors" beginning on page 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 The date of this prospectus is ________ , 2005.

                                Table of Contents

                                                                          Page
                                                                          ----

Prospectus Summary                                                          1
The Offering                                                                1
Selected Financial Information                                              2
Risk Factors                                                                2
Risk Factors Relating to Our Company                                        2
Risk Factors Relating to Our Common Shares                                  5
Capitalization                                                              7
Description of Business                                                     7
Plan of Operations                                                          13
Management                                                                  14
Security Ownership of Certain Beneficial Owners and Management              15
Certain Relationships and Related Transactions                              16
Selling Security holders                                                    16
Plan of Distribution                                                        19
Dividend Policy                                                             22
Share Capital                                                               22
Legal Matters                                                               23
Experts                                                                     23
Interest of Named Experts and Counsel                                       23
Indemnification for Securities Act Liabilities                              23
Where You Can Find More Information                                         24
Financial Statements                                                        25
Changes in and Disagreements with Accountants                               34
Information not Required in Prospectus                                      34

                               Prospectus Summary

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

Corporate Background

Pay88, Ltd. was incorporated on March 22, 2005 under the laws of the State of New Hampshire. The company subsequently decided to reincorporate in the State of Nevada by merging with and into Pay88, Inc., a Nevada corporation formed for such purpose on July 7, 2005. Such merger was effectuated on August 9, 2005. As a result of such merger, all assets and liabilities of the New Hampshire company became the assets and liabilities of the Nevada company.

We have not generated any revenue to date and are a development stage company. We are focused on becoming involved in the business of facilitating money transfers between the United States and China. Our goal is to offer persons in the United States near instantaneous, efficient and secure online money transfer services to China. To further this objective, we have entered into a five year agreement with Chongqing Yahu Information, Limited, a Chinese corporation, to license their proprietary software and technology. This will provide us with an infrastructure platform to effectuate our business.

Our offices are currently located at 1053 North Barnstead Road, Center Barnstead, New Hampshire 03225. Our telephone number is (603) 776-6044. We do not currently have a website.

                                  The Offering

----------------------------- --------------------------------------------------
          Securities offered  2,000,000 Common shares
----------------------------- --------------------------------------------------
              Offering price  $.02 per share
----------------------------- --------------------------------------------------
 Shares outstanding prior to  10,000,000
                    offering
----------------------------- --------------------------------------------------
    Shares outstanding after  10,000,000
                    offering
----------------------------- --------------------------------------------------
Market for the common shares  There is no public market for our common shares.
                              We intend to have a market maker file an
                              application on our behalf with the NASD to have our common stock quoted on the OTC Bulletin Board after this registration statement is declared effective by the SEC. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.
----------------------------- --------------------------------------------------
             Use of proceeds We will not receive any proceeds from the sale of shares by the selling stockholders.
----------------------------- --------------------------------------------------

                          Summary Financial Information

                                                          For The Period
                                                          March 23, 2005
                                                          (Inception) To
                                                          August 31, 2005
Statement of Operations Data:

  Revenues                                                $        -

  Net Loss                                                $( 140,160)

  Net Loss Per Common Share - Basic and Diluted           $(     .02)

  Weighted Average Common Shares Outstanding -
    Basic and Diluted                                      8,271,479


                                                         August 31, 2005
Balance Sheet Data:

  Working Capital Deficiency                              $(  11,774)

  Total Assets                                            $   18,226

  Stockholders' Deficiency                                $(  92,159)


                                  Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

                      Risk Factors Relating to Our Company

We are a development stage company and may never be able to effectuate our business plan.

We were established in March, 2005. Although we have a license agreement which provides us with the technical ability to effectuate wire transfers between parties in the United States to China, we may not be able to successfully effectuate our business. There can be no assurance that we will ever achieve any revenues or profitability. The revenue and income potential of our proposed business and operations is unproven as the lack of operating history makes it difficult to evaluate the future prospects of our business.

We expect losses in the future because we have no revenue.

As we have no current revenue, we are expecting losses over the next 12 months because we do not yet have any revenues to offset the expenses associated with the development and the marketing of our wire transfer services. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations.

There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

We depend solely on software and consulting from Chonqing Yahu Information, Limited, a Chinese corporation which, if it should become unavailable or if it contains defects, could result in the failure of our business.

We license the software necessary to operate electronic funds from Chongqing Yahu Information Limited ("Chongqing Yahu"), a Chinese company which was formed in 1997 by Mr. Tao Fan. Mr. Fan is a brother of Mr. Guo Fan, a director and officer of Pay88. Although Chongqing Yahu has over 650 commercial users and over 250,000 individual users, it operates exclusively in China; Chongqing Yahu has never had operations in the United States. Even though we have a 5 year agreement, Chongqing Yahu has the right to terminate the license agreement upon 15 days' written notice to us if we breach the agreement or if we file for bankruptcy. If this license agreement is terminated and we were to be forced to find a replacement for the software, our business would be harmed. In addition, since Chongqing Yahu is supposed to provide technical support to us with respect to the licensed software, it may be difficult for them to correct any defects because their operations are in China, not in the United States. Accordingly, our business could be adversely affected. There can be no assurance that Chongqing Yahu will continue to invest the appropriate levels of resources in their products and services to maintain and enhance the capabilities of their software.

Since our officers work or consult for other companies, their activities could slow down our operations.

Our officers and directors are not required to work exclusively for us and do not devote all of their time to our operations. Therefore, it is possible that a conflict of interest with regard to their time may arise based on their employment for other companies. Their other activities may prevent them from devoting full-time to our operations which could slow our operations and may reduce our financial results because of the slow down in operations. It is expected that each of our directors will devote between 5 and 30 hours per week to our operations on an ongoing basis, and will devote whole days and even multiple days at a stretch when required.

As our two officers, Mr. Guo Fan and Mr. Gordon Preston have no technical training or experience in creating and operating a wire transfer business, we will have to hire qualified consultants. If we cannot locate qualified consultants, we may have to suspend or cease operations which will result in the loss of your investment.

As neither of our executive officers have any technical training or experience in creating and operating a wire transfer business, we will have to hire qualified consultants to perform the various necessary tasks. Additionally, due to their lack of experience, our executive officers may make wrong decisions and choices regarding licensing, marketing and technology and may not take into account standard managerial approaches which wire transfer companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

If we are unable to obtain additional funding, our business operations will be harmed. Even if we do obtain additional financing our then existing shareholders may suffer substantial dilution.

We will require additional funds to obtain all required licenses to operate a wire transferring business, develop a marketing program and address all necessary infrastructure and technological concerns. We anticipate that we will require up to approximately $250,000 to fund our continued operations for the next twelve months. We hope to raise this capital through a private placement that is expected to commence after our shares are quoted on the NASD Over the Counter Bulletin Board. There is no assurance we will ever be successful at either having our shares quoted or raising sufficient funds. It is possible that additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy. The inability to raise the required capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans which could cause the company to become dormant. Any additional equity financing may involve substantial dilution to our then existing shareholders.

We may not be able to raise sufficient capital or generate adequate revenue to meet our obligations and fund our operating expenses.

Failure to raise adequate capital and generate adequate sales revenues to meet our obligations and develop and sustain our operations could result in our having to curtail or cease operations. Additionally, even if we do raise sufficient capital and generate revenues to support our operating expenses, there can be no assurances that the revenue will be sufficient to enable us to develop business to a level where it will generate profits and cash flows from operations. These matters raise substantial doubt about our ability to continue as a going concern.

We may not be able to compete with current and potential wire transfer companies, some of whom have greater resources and experience than we do.

The wire transfer market is intensely competitive, highly fragmented and subject to rapid change. We do not have the resources to compete with our existing competitors or with any new competitors. We compete with many wire transfer companies which have significantly greater personnel, financial, managerial, and technical resources than we do. This competition from other companies with greater resources and reputations may result in our failure to maintain or expand our business as we may never be able to develop clients for our services.

Our principal stockholders, officers and directors own a controlling interest in our voting stock and investors will not have any voice in our management, which could result in decisions adverse to our general shareholders.

Our officers and directors, in the aggregate, beneficially own approximately or have the right to vote 80% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval including:

o    election of  our  board  of  directors;
o    removal of  any  of  our  directors;
o    amendment of  our  Articles of Incorporation  or  bylaws;  and
o adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our directors and executive officers collectively are able to influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, the future prospect of sales of significant amounts of shares held by our directors and executive officers, could affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in the company may decrease. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

We are subject to various United States federal, state and foreign laws and regulations governing money transmissions. Failure to obtain or properly comply with these regulations may result in the demise of the company.

In the United States, most states license money transfer services providers. Many states also require money transmitters to comply with federal and/or state anti-money laundering laws and regulations including the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001 (collectively, the "BSA"). In addition, certain economic and trade sanctions programs that are administered by the Treasury Department's Office of Foreign Assets Control ("OFAC"), prohibit or restrict transactions to or from or dealings with specified countries, their governments, and in certain circumstances, their nationals, and with individuals and entities that are specially designated nationals of those countries, narcotics traffickers, and terrorists or terrorist organizations. The BSA, among other things, requires money transfer companies to develop and implement risk based anti-money laundering programs, report large cash transactions and suspicious activity, and to maintain transaction records. We will not be able to operate without first obtaining the proper licenses and establishing and maintaining the proper programs necessary to comply with the regulatory environment in which we hope to operate. Even if we are successful at obtaining such licenses, if we are not able to maintain them we will not be able to operate.

We are subject to any new or additional laws enacted by foreign or domestic governments.

Even if we are successful at obtaining and maintaining all the licenses to operate a wire transfer business from the United States to China, foreign and domestic governments may impose new or additional rules on money transfers and sales of payment instruments, including regulations which (i) prohibit transactions in, to or from certain countries, governments, nationals and individuals and entities; (ii) impose additional identification, reporting or recordkeeping requirements; (iii) limit the entities capable of providing money transfer services and sales of payment instruments; (iv) limit or restrict the revenue which may be generated from money transfers, including revenue derived from foreign exchange; (v) require additional consumer disclosures; or (vi) limit the number or principal amount of money transfers which may be sent to or from the jurisdiction. We will not have the resources to obtain any new license requirements imposed by any regulatory agencies which have jurisdiction over our business.

                       Risks Relating To Our Common Shares

We may, in the future, issue additional common shares, which would reduce investors' percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock and 5,000,000 preferred shares. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Our common shares are subject to the "Penny Stock" Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

      o that a broker or dealer approve a person's account for transactions in penny stocks; and

      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

      o obtain financial information and investment experience objectives of the person; and

      o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and

      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our Common shares and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained. We intend to apply for admission to quotation of our securities on the NASD OTC Bulletin Board after this prospectus is declared effective by the SEC. If for any reason our common stock is not quoted on the OTC Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

                                 Capitalization


                                                                August 31, 2005
                                                                ---------------
Note Payable - Related Party                                      $   80,385
                                                                  ----------

Stockholders' Deficiency:
  Preferred Stock, $.001 par value; 5,000,000 shares authorized,
    none issued and outstanding                                          -
  Common Stock, $.001 par value; 100,000,000 shares authorized,
    10,000,000 shares issued and outstanding                          10,000
  Additional Paid-In Capital                                          38,001
  Deficit Accumulated During the Development Stage                  (140,160)
                                                                    --------

         Total Stockholders' Deficiency                              (92,159)
                                                                   ---------

Total Capitalization (Deficiency)                                 $  (11,774)
                                                                  ==========


                             Description of Business

Summary

We have not generated any revenue to date and are a development stage company. We are focused on becoming involved in the business of facilitating money transfers from the United States to China. Money transfers are transfers of funds between consumers from one location to another. Our goal is to offer persons in the United States near instantaneous, efficient and secure online money transfer services to China.

In a typical money transfer, we anticipate that a customer located in the United States will conduct money transfer transactions on the internet via our website, which we intend to develop. Utilizing our website, a customer will transfer money using a credit card or a debit from a bank account. The fee paid to us from the sending customer will be based on the amount to be transferred and the location at which the funds are to be received. We expect our money transfer revenues to be derived primarily from consumer transaction fees and revenues from currency exchange on international money transfers.

We have not commenced operations other than in connection with this offering and the execution of the license agreement with Chongqing Yahu described below. Our officers and directors have no experience in the business in facilitating money transfers between the United States and China.

On August 3, 2005, we entered into a five year agreement with Chongqing Yahu Information Limited, a Chinese corporation ("Chongqing Yahu"). Chongqing Yahu was formed in 1997 by Mr. Tao Fan. Mr. Fan is a brother of Mr. Guo Fan, a director and officer of Pay88. Chongqing Yahu is a member of CECA (China Electronic Commerce Association) a nationwide organization in the electronic commerce field in China. Chongqing Yahu has over 650 commercial users and over 250,000 individual users. The agreement provides for two services to be provided to us by Chongqing Yahu. The first service is the provision of all proprietary software needed to effectuate fund transfers between the United States and China. The second service to be provided is technical assistance in the areas of installation and future product support. This support includes assistance with all technical aspects of the software as well as problem resolution and general inquiries. Both of these services are to be provided to us by Chongqing Yahu for a licensing fee that is based upon 20% of the gross fund transfer revenues. The fee is payable on a quarterly basis. The use of the software will enable us to provide wire transfers from the United States. to China.

Clients will be able to access our services over the internet. All fees will be collected electronically at the time the transaction is completed.

We have a consulting agreement with First Line Capital, LLC, a New York based firm to assist us with various business and financial services including: assistance in corporate development (competitive environment, financial performances vs. competition, strategies, operational viability, etc.), preparation of a business plan and preparation of all necessary documentation in connection with the quoting of the Company on the Over the Counter Bulletin Board. This agreement covers $120,000 of business consulting services. With adequate funding we feel that we are well positioned to execute our plan.

We do not have sufficient capital to operate our business and will require additional funding to sustain operations through the next twelve months. There is no assurance that we will have revenue in the future or that we will be able to secure the necessary funding to develop our business.

Our offices are currently located at 1053 North Barnstead Road, Center Barnstead, New Hampshire 03225. Our telephone number is (603) 776-6044. We do not have a website at this time.

Money Transfer Market Overview

The money transfer market between America, Canada and China is growing. According to an article in The New Zealand Herald, Western Union(1) reported that $11 billion is transferred to China formally each year, with an additional $11 billion transferred through less formal channels.

In the 2000 census the population of Chinese nationals living in the United States numbered more than 2.4 million. Both populations are expected to see significant and continued growth(1).

1) From The New Zealand Herald June 30th , 2005.

Objectives

We hope to be able to facilitate secure online money transfer services from the United States to China.

The company has no revenues at this time. As of October 1, 2005 we had slightly over $16,000 in cash. It is our belief that this will suffice until we are quoted on the NASD Over the Counter Bulletin Board. Once our shares are quoted, we intend to initiate a capital raise in the amount of $250,000 pursuant to an exemption from the registration requirements of the Securities Act of 1933. However, there is no assurance we will be successful at raising any monies at such time. Proceeds from this raise would be utilized for completing the technical infrastructure needs, development of a marketing plan and professional fees relating to the procurement of all appropriate regulatory licensing.


Software

Any on-line financial service provider requires quality software to be financially and commercially successful. Optimally, the software should be easy to use for the consumer, have the ability to interact with relative ease with other businesses and financial institutions, and must be secure enough to accommodate the strict internet security regulations of both the United States and China. In our initial stages we had to make the decision to develop an internal software system or attempt to partner with an entity that had already developed the software technology. Due to the time frame that would be required to develop the software and the corresponding costs that would be associated with such an undertaking, we made the decision to seek out and utilize a third party that would accommodate our needs. Specifically, we wanted the system to address the following requirements:

      o     Experience in the China marketplace

      o     Real time transactions

      o     Ease of use

      o     Reliable and detailed account information

      o     System expandability

      o     Internet based

      o Where no bank/credit card is available, payment can be made when client deposits money in his/her electronic purse via a devoted channel

      o Transactions and transaction data be encrypted with the state-of-the-art network security technology

      o     Free registration

      o     Low cost of transaction

      o     On-going technical assistance and support

As discussed above, we entered into a five (5) year agreement with Chongqing Yahu, pursuant to which Chongqing Yahu will provide the system software to us which satisfies all the above parameters. . We hope that this agreement will assist us towards establishing us as a quality internet money transfer service provider.

Marketing

We would like to initially focus our services to people within the United States seeking to wire transfer money to China. Therefore, we hope to build and execute a marketing campaign that targets areas within the United States that has a large population of Chinese expatriates. Once we have sufficient funds, we intend to employ various methods of marketing which may include internet advertising, telemarketing and commercial advertisements.

We recognize that our current management and Board of Directors do not have sufficient marketing experience to create and execute an effective marketing plan. Accordingly, it is our intention to seek out a consulting firm(s) that specializes in this arena. Currently, we are focusing our efforts on developing a request for proposal for prospective marketing firms. Generally we are seeking firms with experience in the Chinese American population. We hope to be able to raise the funds for the preparation of the marketing plan in a private placement offering that we are planning once this registration is declared effective and we are quoted on the NASD OTCBB. Our inability to raise funds for a marketing program will have a severe negative impact on our ability to remain a viable company because even though we have the technical platform to provide wire transfer services, no one will know we can provide these services.

Licensing

All international wire transfer companies are subject to various United States federal, state and foreign laws and regulations governing money transmission. In the United States, most states license money transfer services providers. Our money transfer and payment services businesses are also subject to regulation by the United States, including anti-money laundering laws and regulations, including the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001 (collectively, the "BSA").

We need to develop a compliance program to monitor and address legal and regulatory requirements and developments. To assist in managing and monitoring the money laundering risks, we will develop an anti-money laundering compliance program comprised of policies, procedures, systems and internal controls which address potential money laundering risks.

To assist in obtaining all required licenses the company anticipates allocating Fifty Thousand Dollars ($50,000) towards the procurement of the required regulatory licenses. We hope to raise the funds for the license procurement in a private placement offering that is scheduled once this registration is declared effective and we are quoted on the NASD OTCBB.

Competition

The electronic money transfer industry is highly competitive. The payment network we plan to introduce will encounter strong competition from many other banks and money wire transfer companies, including many with greater financial resources than ours.

As the global money transfer market continues to expand, we expect there to be significant competition from companies similar to ours, as well as from larger and more established companies. Our competitors include;

      1. Capital Electronic-Store (Capital Electronic-Store Online Payment Platform) was founded in March 1999. It is the earliest online payment service platform that implemented online transactions among multiple banks and multiple regions. Now it supports China's 19 banks and 60 plus cards and 4 international credit cards for online payment. It owns huge customers groups, including nearly 600 enterprises and institutions, government agencies and social organizations.

      2. The IPS of Universal e-Commerce China Ltd (IPS) is an internet payment system (IPS) developed by Universal Technologies Holdings Ltd. Its fast and secure trade mode has been widely accepted. The system has been widely used in many well-known e-commerce web sites. While they are not presently our direct competitors, they possess all the necessary software and regulation requirements as well as a solid customer base to swiftly become active in our environment.

      3. SmartPay Jieyin Limited was funded in 2001. It is a professional company devoted to mobile payment. It has its own mobile payment platform with solely owned property rights. A handset user can use his handset as a payment terminal to pay service or products via Jieyin's mobile payment system. While we do not offer "mobile payments", the ability to effectuate a wire transfer is similar in function.

Government Regulation

Compliance with legal requirements and government regulations is an integral part of our operations. Financial transaction reporting and state banking department regulations also affect our business. As a money transmitter, we must comply with a number of domestic and international regulatory requirements, including the following:

o     state licensing laws;

o federal and state anti-money laundering and the federal government's Office of Foreign Assets Control ("OFAC") regulations;

o laws of various foreign countries regulating the ability to conduct a money transfer business and requiring compliance with anti-money laundering regulations;

o     state unclaimed property reporting; and

o     state, federal and international privacy laws.

In the United States, 45 states require us to be licensed in order to conduct business within their jurisdiction. Requirements to be so licensed generally include minimum net worth, surety bonds, operational procedures and reserves or "permissible investments" that must be maintained in an amount equivalent to all outstanding payment obligations issued by us. The types of securities that are considered "permissible investments" vary from state to state, but generally include United States government securities and other highly rated debt instruments. Most states require us to file reports on a quarterly or more frequent basis, verifying our compliance with their requirements.

The state of New Hampshire, which is the only state in which we currently conduct business, does not require us to be so licensed in order to conduct our business within its jurisdiction. However, the legislature of the state of New Hampshire is currently considering proposed legislation that would require us to be so licensed. If such legislation is passed, we will have to ensure that we are in compliance.

The state of China, which is the only foreign state in which we currently anticipate doing business, may impose new or additional rules on money transfers, including regulations which (i) prohibit transactions in, to or from certain countries, governments, nationals and individuals and entities; (ii) impose additional identification, reporting or recordkeeping requirements; (iii) limit the entities capable of providing money transfer services and sales of payment instruments; (iv) limit or restrict the revenue which may be generated from money transfers, including revenue derived from foreign exchange; (v) require additional consumer disclosures; or (vi) limit the number or principal amount of money transfers which may be sent to or from the jurisdiction.

Under the USA Patriot Act, money service businesses, including our agents, are required to establish anti-money laundering compliance programs that include:

o     internal policies and controls;

o     the designation of a compliance officer;

o     ongoing employee training; and

o     an independent review function.

Unclaimed property laws of every state require that we track the relevant information on each money order or money transfer and, if unclaimed at the end of the statutory abandonment period, that we remit the proceeds of the unclaimed property to the appropriate jurisdiction. State abandonment periods for money orders and money transfers range from three to seven years, while those for official checks are generally three to five years. Certain foreign jurisdictions also may have unclaimed property laws, though we do not have material amounts subject to any such law.

In the ordinary course of our business, we collect certain types of consumer data and thus are subject to privacy laws. We are subject to the Gramm-Leach-Bliley Act of 1999 (the "GLB Act"), which requires that financial institutions have in place policies regarding the collection and disclosure of information considered nonpublic personal information. We intend to comply with the GLB Act by posting a privacy notice on our website, as well as posting a privacy notice on the forms completed by individuals in order to use services (for example, on our money transfer "send" form). We also intend to have confidentiality/information security agreements in place with our third-party vendors and service providers to the extent required by the GLB Act.

If we fail to comply with any applicable laws and regulations, this failure could result in restrictions on our ability to provide our products and services, as well as the imposition of civil fines and criminal penalties. See "Risk Factors --Risks Relating To Our Company."

Employees

We have no full time employees at this time. All functions including development, strategy, negotiations and clerical are currently being provided by our officers on a voluntary basis.

Description of Property

We currently maintain our corporate offices at 1053 North Barnstead Road, Center Barnstead, NH 03225 in space provided to us by an officer. We currently are recognizing a lease expense of $200 per month for this space. We believe that this space will be sufficient until we start generating revenues and need to hire employees.

            Management's Discussion and Analysis or Plan of Operation

Certain statements contained in this prospectus, including statements regarding the anticipated development and expansion of our business, our intent, belief or current expectations, primarily with respect to the future operating performance of Pay88 and the services we expect to offer and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements. Future filings with the Securities and Exchange Commission, future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may contain forward-looking statements, because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Overview

We are focused on becoming involved in the business of facilitating money transfers between the United States and China. Our goal is to offer persons in the United States near instantaneous, efficient and secure online money transfer services to China. As an internet money transfer company, our objective is to develop and market a cost efficient and fast method for the transfer of funds from one country to another. With this in mind we have entered into a working agreement with ChongQing Yahu Information, Limited. This agreement could give us a competitive edge in this developing sector.

Results of Operations

During the period from March 22, 2005 (inception) through August 31, 2005, we incurred a net loss of $140,160.

Revenues

We had no revenues for the period from March 22, 2005 (inception) through August 31, 2005. We do not anticipate generating any revenues for the next 12 months.

Liquidity and Capital Resources

Our balance sheet as of August 31, 2005 reflects assets of $18,226. Cash and cash equivalents from inception to date have been sufficient to provide the operating capital necessary to operate to date.

We do not have sufficient resources to effectuate our business. We expect to incur a minimum of $250,000 in expenses during the next twelve months of operations. We estimate that this will be comprised mostly of professional fees including; $50,000 towards the procurement of the required regulatory licenses, $75,000 towards the planning of a comprehensive marketing campaign and $25,000 towards addressing technological infrastructure concerns. Additionally, $100,000 will be needed for general overhead expenses such as for salaries, corporate legal and accounting fees, office overhead and general working capital. Accordingly, we will have to raise the funds to pay for these expenses. We hope to do so through a private offering after this registration statement is declared effective and our shares are quoted on the Over the Counter Bulletin Board.

We will have to issue debt or equity or enter into a strategic arrangement with a third party. There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

                                   Management

Directors and Executive Officers

The following table sets forth certain information regarding the members of our board of directors and our executive officers as of October 14 2005:

           Name                  Age            Positions and Offices Held
---------------------------    --------    -------------------------------------
Guo Fan                            27        Chairman, President and CEO
Gordon                             62        Director, Secretary
Preston

The business address of our officers and directors is c/o Pay88, Inc., 1053 North Barnstead Road, Center Barnstead, NH 03225.

Our directors hold office until the next annual meeting of our shareholders or until their successors are duly elected and qualified. Set forth below is a summary description of the principal occupation and business experience of each of our directors and executive officers for at least the last five years.

Mr. Guo Fan has been our Chairman, President and CEO since we were established. Since January 2004, Mr. Fan has been the Internet Operations Senior Consultant for ChongQing Junfang Science Technology, a private computer software company located in Chongqing China. In this role, Mr. Fan had developed operating and financial policies and procedures for the company. From 2000 through 2003 Mr. Fan was an officer of Hampstead Players Inc., a company involved in traveling theater productions. From 2003 through March 2005, he was the manager of New Hampshire Fireworks Inc., a major distributor of Chinese fireworks. Guo has received his Associate in Science Degree from the New Hampshire Technical Institute (NHTI) in Aug of 1998.

Mr. Gordon Preston has been a Director and our secretary since we were established. Mr. Preston is a mechanical engineer with a broad international work experience. Since 2003, Mr. Preston was Elected Selectman Barnstead, New Hampshire for a three year term. Mr. Preston is focusing his efforts in this capacity on helping the community develop and implement an economic recovery plan. From May 1992 through 2000 he served as Marketing Director of Precious Metal Industries Ltd. In this position, Mr.

Preston was responsible for dealing with refinery contracts throughout the Soviet Union and Eastern Europe. In 2000 he established Hampstead Stage Co. in New Hampshire, a non-profit company engaged in traveling theater production. Gordon initially obtained Degree in Mechanical Engineering (HND) in the United Kingdom at Derby University in 1961.

Involvement in Certain Legal Proceedings

There are no legal proceedings that have occurred within the past five years concerning our directors, or control persons which involved a criminal conviction, a criminal proceeding, an administrative or civil proceeding limiting one's participation in the securities or banking industries, or a finding of securities or commodities law violations.

Executive Compensation.

None of our officers or directors have received or earned any compensation or bonus for services rendered since inception in March, 2005.

We do not maintain key-man life insurance for any of our executive officers or directors.

We do not have any long-term compensation plans or stock option plans.

Compensation of Directors

During the period from March 22, 2005 to October 14, 2005, no officer or director received any type of compensation from our Company for serving as such. No arrangements are presently in place regarding compensation to directors for their services as directors or for committee participation or special assignments.

Auditors

Our registered public accounting firm is Wolinetz, Lafazan & Company, P.C. We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers. We do not have a "financial expert" on the board or an audit committee or nominating committee.

Potential Conflicts of Interest

We are not aware of any current or potential conflicts of interest with any of our executives or directors.

         Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of October 14, 2005, concerning the ownership of the Common Stock by (a) each person who, to the best of our knowledge, beneficially owned on that date more than 5% of our outstanding Common Stock, (b) each of our directors and executive officers and
(c) all current directors and executive officers as a group. Unless otherwise indicated, the address of each person listed is c/o Pay88, Inc., 1053 North Barnstead Road, Center Barnstead, NH 03225.

Based on 10,000,000 shares of our Common Stock outstanding as of August XX, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the

"SEC") and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of Common Stock issuable upon the exercise of options or warrants which are currently exercisable or which become exercisable within 60 days following the date of the information in this table are deemed to be beneficially owned by, and outstanding with respect to, the holder of such option or warrant. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge, each person listed is believed to have sole voting and investment power with respect to all shares of Common Stock owned by such person.


                                         Number of
                                     Shares Percent of
                                      of Common Stock
                                       Common Stock
   Name of Beneficial Owner         Beneficially Owned       Beneficially Owned
--------------------------------  ----------------------    --------------------
Guo Fan                                 7,600,000                    76%
Gordon Preston                             400,000                   4%
All  directors  and executive           8,000,000                    80%
officers  as  a  group  (two
persons)

                 Certain Relationships and Related Transactions

Currently, we utilize space that is provided to us by Mr. Gordon Preston, a director and our Secretary for a rental fee of $200 per month. As of August 31, 2005, Mr. Fan lent us an aggregate of $80,385, and in consideration therefore, we issued to Guo Fan a promissory note, in the principal amount of $80,385. Said amount bears interest at the rate of 5% per annum. Principal and interest are due and payable on August 31, 2008.

Other than as set forth above, there are no transactions during the last two years, or proposed transactions, to which we were or are to be a party, in which any of the following persons had or is to have a direct or indirect material interest:

            o Any director or executive officer of the small business issuer;

            o     Any majority security holder; and

            o Any member of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the persons in the above.

                            Selling Security Holders

The following table sets forth the shares beneficially owned, as of October 14, 2005, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold. None of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

None of the selling stockholders are affiliates or controlled by our affiliates and none of the selling stockholders are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates.


====================================== =================== =========================================
                                                                    Number of Shares Owned
                                                               by Selling Security holder After
                                                                Offering and Percent of Total
           Name of Selling               Common Shares      Issued and Outstanding Held After the
           Security holder                   owned                       Offering(1)
====================================== =================== =================== =====================
                                                                  # of                 % of
                                                                 Shares               Class
====================================== =================== =================== =====================
Mr. Zheng Bin Fan                             500                  0                    *
====================================== =================== =================== =====================
Mrs Li Bao                                    500                  0                    *
====================================== =================== =================== =====================
Mr. Ying Bao                                  500                  0                    *
====================================== =================== =================== =====================
Mr. Li Han                                    500                  0                    *
====================================== =================== =================== =====================
Mr. Kai He                                    500                  0                    *
====================================== =================== =================== =====================
Mrs. Wen xue Hu                               500                  0                    *
====================================== =================== =================== =====================
Mr. Yu Hu                                     500                  0                    *
====================================== =================== =================== =====================
Mr. Jian kang Huang                           500                  0                    *
====================================== =================== =================== =====================
Mrs Juan Jia                                  500                  0                    *
====================================== =================== =================== =====================
Mrs Zhong shu Jiang                           500                  0                    *
====================================== =================== =================== =====================
Mrs. Yi Li                                    500                  0                    *
====================================== =================== =================== =====================
Mr Jiao Liu                                   500                  0                    *
====================================== =================== =================== =====================
Mrs. Ping Liu                               124,000                0                  .0124
====================================== =================== =================== =====================
Mrs Qin yu Liu                               2,000                 0                    *
====================================== =================== =================== =====================
Mrs Yun LIU                                   500                  0                    *
====================================== =================== =================== =====================
Mr. Zhi wei Pu                                500                  0                    *
====================================== =================== =================== =====================
Mr Yuan qiang Shi                             500                  0                    *
====================================== =================== =================== =====================
Mr. Ming Song                                 500                  0                    *
====================================== =================== =================== =====================
Mrs He yan Wang                               500                  0                    *
====================================== =================== =================== =====================
Mrs. Jie hui Wang                             500                  0                    *
====================================== =================== =================== =====================
Mr. Ming Xiao                                 500                  0                    *
====================================== =================== =================== =====================
Mrs Juan Xie                                  500                  0                    *
====================================== =================== =================== =====================
Mrs. Ying Xiong                               500                  0                    *
====================================== =================== =================== =====================
Mr. Yuan shu Xiong                            500                  0                    *
====================================== =================== =================== =====================
Mrs. Lin Xu                                   500                  0                    *
====================================== =================== =================== =====================
Mr. Hua Yang                                  500                  0                    *
====================================== =================== =================== =====================
Mr. Hua bo Zhao                               500                  0                    *
====================================== =================== =================== =====================
Mr. Yi min Zhao                               500                  0                    *
====================================== =================== =================== =====================

====================================== =================== =========================================
                                                                    Number of Shares Owned
                                                               by Selling Security holder After
                                                                Offering and Percent of Total
                                                            Issued and Outstanding Held After the
                                                                         Offering(1)
====================================== =================== =================== =====================
Mrs Mi Zhou                                   500                  0                    *
====================================== =================== =================== =====================
Mr. Zhang lun Zhou                            500                  0                    *
====================================== =================== =================== =====================
Mr. Xin Yuan                                 10,000                0                   .001
====================================== =================== =================== =====================
Mr. Tao Min                                  10,000                0                   .001
====================================== =================== =================== =====================
Mrs Xiao yan Wang                            10,000                0                   .001
====================================== =================== =================== =====================
Mrs. Li Liu                                  10,000                0                   .001
====================================== =================== =================== =====================
Mr. Daniel Matmor 0 * 18 1st Ave.,
Toronto, Ontario M4M 1W8
Canada                                       5,000
====================================== =================== =================== =====================
Mrs. Heidi Von Palleske 0 * 18 1st Ave.,
Toronto, Ontario M4M 1W8
Canada                                       5,000
====================================== =================== =================== =====================
Mr. Craig Max Baron 0 * 19 Ashleigh Road
Sketty, Swamsea SA 2 8EE
United Kingdom                               5,000
====================================== =================== =================== =====================
Mr. Sheldon Schreter 0 * P.O. Box 874
Ra'anana, Israel 43106                       5,000
====================================== =================== =================== =====================
First Line Capital, LLC                                            0                   4.5%
c/o Mr. Daniel Hirsch
410 Park Avenue, 15th Floor,
New York, NY 10022                          450,000
====================================== =================== =================== =====================
EGC Weekly, LLC                                                    0                   4.5%
c/o Mr. Eliyahu Ben Hamo
2 Windmill Lane
Monsey, New York  10952                     450,000
====================================== =================== =================== =====================
Zegal and Ross, LLC                                                0                   4.5%
c/o Mr. Mark Zegal
55 Union Road, Suite 203
Spring Valley, NY 10977                     450,000
====================================== =================== =================== =====================
Tayside Trading, Limited                                           0                   4.5%
c/o Mr. Azriel Pines
Nachal Katlav 6
Tel Aviv, Israel                            450,000
====================================== =================== =================== =====================

* Represents less than one percent of the total number of shares of common stock outstanding as of the date of this filing.

(1) Assumes all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during this offering period. Based on 10,000,000 shares of common stock issued and outstanding as of October 14, 2005.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

Expenses of  Issuance  and  Distribution.

We have agreed to pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes, which shall be borne by the selling security holders. The expenses which we are paying are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.


-------------------------------------- -----------------------
Nature of Expense                      Amount
-------------------------------------- -----------------------
Accounting fees and expenses           $10,000*
-------------------------------------- -----------------------
SEC registration fee                   $4.68
-------------------------------------- -----------------------
Legal  fees  and  other expenses       $15,000*
                                       --------
-------------------------------------- -----------------------
                                Total  $25,004.68*
-------------------------------------- -----------------------

*Estimated Expenses.

                              Plan of Distribution

The selling security holders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (anticipated to be the OTC Bulletin Board in the United States), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods, without limitation:

            (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

            (b)   privately negotiated transactions;

            (c) market sales (both long and short to the extent permitted under the federal securities laws);

            (d) at the market to or through market makers or into an existing market for the shares;

            (e) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

            (f)   a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling security holders of its common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. Penny Stock Regulations

You should note that our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holders will also need to comply with state securities laws, also known as "Blue Sky laws," with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor's. The broker for a selling security holder will be able to advise a selling security holder which states our common stock is exempt from registration with that state for secondary sales.
Any person who purchases shares of our common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales. When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption there from.

                                 Dividend Policy

We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors. There are no contractual restrictions on our ability to declare or pay dividends.

                                  Share Capital

Security Holders

At October 14, 2005, there were 10,000,000 common shares outstanding which were held by approximately 44 stockholders of record.

Transfer Agent

We have appointed OTC Corporate Transfer Service Company, with offices at 52 Maple Run Drive, Jericho, New York 11753, phone number (516) 932-2080, as transfer agent for our shares of common stock. The transfer agent is responsible for all record-keeping and administrative functions in connection with the common shares.

Admission to Quotation on the OTC Bulletin Board

We intend to have our common stock be quoted on the OTC Bulletin Board. If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it

       (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

       (2) securities admitted to quotation are offered by one or more Broker-dealers rather than the "specialist" common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board. We may not now or ever qualify for quotation on the OTC Bulletin Board. We currently have no market maker who is willing to list quotations for our securities.

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 100,000,000 common stock with par value of .001, of which 10,000,000 shares are issued and outstanding as of October 14, 2005. Holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. Each holder of the Company's Common shares is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock. Our board of directors has the right, without shareholder approval, to issue preferred shares with rights superior to the rights of the holders of shares of common stock. As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue an unlimited number of shares of preferred stock in order to raise capital for our operations, your ownership interest may be diluted which results in your percentage of ownership in us decreasing.

Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding.

                                  Legal Matters

David Lubin & Associates has opined on the validity of the shares of common stock being offered hereby.

                                     Experts

The financial statements included in this prospectus and in the registration statement have been audited by Wolinetz, Lafazan & Company, P.C., independent registered public accountants, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                      Interest of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

                 Indemnification for Securities Act Liabilities

Our By-laws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                       Where You Can Find More Information

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's internet website at http://www.sec.gov.

Pay88, Inc.
1053 North Barnstead Road,
Center Barnstead, NH 03225
(603)776-6044

                              Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
-------------------------------------------------------

Board of Directors and Stockholders
Pay88, Inc. (A Nevada Corporation)

We have audited the accompanying balance sheet of Pay88, Inc. (a Development Stage Company) ("the Company") as of August 31, 2005 and the related statements of operations, stockholders' deficiency and cash flows for the period March 23, 2005 (inception) to August 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Also, an audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pay88, Inc. at August 31, 2005, and the results of its operations and its cash flows for the period March 23, 2005 (inception) to August 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred an operating loss for the period March 23, 2005 (inception) to August 31, 2005 and as of August 31, 2005, has a working capital deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in
Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                               WOLINETZ, LAFAZAN & COMPANY, P.C.



Rockville Centre, New York
September 23, 2005

                                   PAY88, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                                 AUGUST 31, 2005


                                     ASSETS

Current Assets:
  Cash                                                               $   18,226
                                                                     ----------

         Total Current Assets                                            18,226
                                                                     ----------

Total Assets                                                         $   18,226
                                                                     ==========


                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities:
  Accrued Liabilities                                                $   30,000
                                                                     ----------

         Total Current Liabilities                                       30,000
                                                                     ----------

Long-Term Debt:
  Note Payable - Related Party                                           80,385
                                                                     ----------

         Total Liabilities                                              110,385
                                                                     ----------

Commitments and Contingencies

Stockholders' Deficiency:
  Preferred Stock, $.001 par value; 5,000,000 shares authorized,
    none issued and outstanding                                             -
  Common Stock, $.001 par value; 100,000,000 shares authorized,
    10,000,000 shares issued and outstanding                             10,000
  Additional Paid-In Capital                                             38,001
  Deficit Accumulated During the Development Stage                     (140,160)
                                                                     ----------

         Total Stockholders' Deficiency                               (  92,159)
                                                                     ----------

Total Liabilities and Stockholders' Deficiency                       $   18,226
                                                                     ==========



The accompanying notes are an integral part of these financial statements.

                                   PAY88, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF OPERATIONS
          FOR THE PERIOD MARCH 23, 2005 (INCEPTION) TO AUGUST 31, 2005


Net Revenues                                                          $    -

General and Administrative Expenses                                     140,160
                                                                      ----------

Net Loss                                                              $(140,160)
                                                                      =========

Basic and Diluted Loss Per Share                                      $(    .02)
                                                                      =========

Weighted Average Basic and Diluted Shares Outstanding                 8,271,479
                                                                      =========






The accompanying notes are an integral part of these financial statements.

                                   PAY88, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      STATEMENT OF STOCKHOLDERS' DEFICIENCY
          FOR THE PERIOD MARCH 23, 2005 (INCEPTION) TO AUGUST 31, 2005

                                                                                           Deficit
                                                                          Additional     Accumulated
                                                       Common Stock        Paid-In        During the
                                                 Shares          Amount    Capital     Development Stage      Total
                                                 ------          ------    -------     -----------------     ------

Balance, March 23, 2005 .....................         --     $     --     $     --     $     --      $     --

Common Stock Issued to Founders .............    8,000,000        8,000            1         --           8,001

Common Stock Issued to Private Investors,
  July through August, 2005 at $.02 Per Share    2,000,000        2,000       38,000         --          40,000

Net Loss for the Period .....................         --           --           --       (140,160)     (140,160)
                                                ----------   ----------   ----------   ----------    ----------


Balance, August 31, 2005 ....................   10,000,000   $   10,000   $   38,001   $ (140,160)   $  (92,159)
                                                ==========   ==========   ==========   ==========    ==========







The accompanying notes are an integral part of these financial statements.

                                   PAY88, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
          FOR THE PERIOD MARCH 23, 2005 (INCEPTION) TO AUGUST 31, 2005


Cash Flows from Operating Activities:
  Net Loss ......................................................     $(140,160)
  Adjustments to Reconcile Net Loss to Net Cash (Used)
    by Operating Activities:
    Changes in Assets and Liabilities:
      Increase in Accrued Liabilities ...........................        30,000
                                                                      ---------

         Net Cash (Used) by Operating Activities ................      (110,160)
                                                                      ---------

Cash Flows from Investing Activities: ...........................          --
                                                                      ---------

Cash Flows from Financing Activities:
  Proceeds from Shareholder Advances ............................        80,385
  Proceeds from Sale of Common Stock ............................        48,001
                                                                      ---------

         Net Cash Provided by Financing Activities ..............       128,386
                                                                      ---------

Increase in Cash ................................................        18,226

Cash - Beginning of Period ......................................          --
                                                                      ---------

Cash - End of Period ............................................     $  18,226
                                                                      =========


Supplemental Disclosures of Cash Flow Information:
  Interest Paid .................................................     $    --
                                                                      =========
  Income Taxes Paid .............................................     $    --
                                                                      =========


Supplemental Disclosure of Non-Cash Financing Activities:
  Reclassification of Shareholder Advances to
  Note Payable - Related Party ..................................     $  80,385
                                                                      =========



The accompanying notes are an integral part of these financial statements.

                                   PAY88, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - Summary of Significant Accounting Policies

      Organization

      The Company was originally incorporated on March 22, 2005 under the laws of the State of New Hampshire as Pay88, Ltd. On July 7, 2005, Pay88, Inc., a Nevada corporation, was formed. Subsequently, the New Hampshire corporation was merged with and into the Nevada corporation. All assets and liabilities of the New Hampshire corporation became the assets and liabilities of the Nevada corporation. The Company has selected December 31 as its fiscal year.

      The Company has not yet generated revenues from planned principal operations and is considered a development stage company as defined in Statement of Financial Accounting Standards ("SFAS") No. 7. The Company plans on becoming involved in the business of facilitating money transfers between the United States and China and its goal is to offer persons in the United States near instantaneous, efficient and secure online money transfer services to China. There is no assurance, however, that the Company will achieve its objectives or goals.

      Cash and Cash Equivalents

      The Company considers all highly-liquid investments purchased with a maturity of three months or less to be cash equivalents.

      Revenue Recognition

      The company utilizes the accrual method of accounting.

      Advertising Costs

      Advertising costs will be charged to operations when incurred. The Company did not incur any advertising costs during the period ended August 31, 2005.

      Income Taxes

      The Company accounts for income taxes using the asset and liability method described in SFAS No. 109, "Accounting For Income Taxes", the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance related to deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

      Loss Per Share

      The computation of loss per share is based on the weighted average number of common shares outstanding during the period presented. Diluted loss per common share is the same as basic loss per common share as there are no potentially dilutive securities outstanding (options and warrants).

      Accounting Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimated.

      Fair Value of Financial Instruments

      The carrying value of cash, accrued liabilities and loans payable approximates fair value because of the immediate or short-term maturity of these financial instruments.

      Research and Development

      Research and development costs will be charged to expense as incurred. The Company did not incur any research and development costs during the period ended August 31, 2005.

      Recently Enacted Accounting Standards

      In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS 123R "Share Based Payment," a revision of SFAS 123, "Accounting for Stock Based Compensation." This standard requires the Company to measure the cost of employee services received in exchange for equity awards based on grant date fair value of the awards. The Company is required to adopt SFAS 123R effective January 1, 2006. The standard provides for a prospective application. Under this method, the Company will begin recognizing compensation cost for equity based compensation for all new or modified grants after the date of adoption. In addition, the Company will recognize the unvested portion of the grant date fair value of awards issued prior to the adoption based on the fair values previously calculated for disclosure purposes. At August 31, 2005, the Company had no options outstanding.

      In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets." SFAS 153 amends Accounting Principles Board ("APB") Opinion No. 29, "Accounting for Nonmonetary Transactions," to require exchanges of nonmonetary assets to accounted for at fair value, rather than carryover basis. Nonmonetary exchanges that lack commercial substance are exempt from this requirement. SFAS 153 is effective for nonmonetary exchanges entered into in fiscal years beginning after June 15, 2005. The Company does not routinely enter into exchanges that could be considered nonmonetary, accordingly the Company does not expect adoption of SFAS 153 to have a material impact on the Company's financial statements.

      In June 2005, the FASB issued SFAS 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and SFAS 3, "Reporting Accounting Changes in Interim Financial Statements". SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Previously, most voluntary changes in accounting principles were required recognition via a cumulative effect adjustment within net income of the period of the change. SFAS 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine either the period-specific effect or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, SFAS 154 does not change the transaction provisions of any existing accounting pronouncements. The Company believes the adoption of SFAS 154 will not have a material impact on its financial statements.

NOTE 2 - Going Concern

      The Company incurred net losses of $140,160 for the period March 23, 2005 (inception) to August 31, 2005. In addition, the Company had a working capital deficiency of $11,774 at August 31, 2005. These factors raise substantial doubt about the Company's ability to continue as a going concern.

      There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company's existing stockholders.

      The accompanying financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

      During the period March 23, 2005 (inception) to August 31, 2005, the Company relied heavily for its financing needs on its majority shareholder/CEO, Mr. Guo Fan. In addition, the Company successfully obtained external financing through the private sale of its common stock.

      During the period ended August 31, 2005, the Company:

      o Received approximately $80,000 in advances from its majority shareholder/CEO. Such advances were memorialized as a note payable on August 31, 2005.

      o Raised an aggregate total amount of $40,000 through a Private Placement of the Company's common stock in July and August 2005.

      The Company is attempting to address its lack of liquidity by raising additional funds, either in the form of debt or equity or some combination thereof. The Company currently plans to raise approximately $250,000 through a private placement of its securities. There can be no assurances that the Company will be able to raise the additional funds it requires.

NOTE 3 - Note Payable - Related Party

      Note payable in the amount of $80,385 and dated August 31, 2005 to the Company's CEO and significant stockholder bears interest at 5% per annum and is payable on August 31, 2008.

NOTE 4 - Common Stock

      In March and July 2005 the Company issued 8,000,000 shares of common stock for $8,001 to the Founders of the Company.

      In July and August 2005 the Company sold 2,000,000 shares of common stock for $40,000 to private investors.

NOTE 5 - Preferred Stock

      The Company's Board of Directors may, without further action by the Company's stockholders, from time to time, direct the issuance of any authorized but unissued or unreserved shares of Preferred Stock in series and at the time of issuance, determine the rights, preferences and limitations of each series. The holders of Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of the Common Stock. Furthermore, the Board of Directors could issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of the Common Stock.

NOTE 6 - Commitments and Contingencies

      On August 3, 2005, the Company entered into a five year agreement with Chongqing Yahu Information Limited ("Yahu"). Yahu is a Chinese corporation formed by Mr. Tao Fan, a brother of Mr. Guo Fan, a significant stockholder, director and officer of the Company. The Agreement provides for two services to be provided to the Company by Yahu. The first service is the provision of all proprietary software needed to effectuate fund transfers between the U.S. and China. The second service to be provided is technical assistance in the areas of installation and future product support. This support includes assistance with all technical aspects of the software as well as problem resolution and general inquiries. Both of these services are to be provided to the Company by Yahu for a licensing fee that is based upon 20% of the gross fund transfer revenues. The fee is payable on a quarterly basis. The use of the software will enable the Company to provide wire transfers from the U.S. to China.

NOTE 7 - Related Party Transactions

      Rent

      The Company rents office space owned by an officer of the Company for $200 per month on a month to month basis. Rent expense amounted to $1,000 during the period ended August 31, 2005.

NOTE 8 - Consulting Agreement

      The Company has entered into a business and financial consulting agreement with First Line Capital, LLC. Such agreement calls for payment of consulting fees of $120,000 which have been charged to operations in the current period.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

Wolinetz, Lafazan & Company, P.C. are our auditors. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors, Officers, Employees And Agents

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors' immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the bylaws.

Our bylaws also provide that we may indemnify a director or former director of subsidiary corporation and we may indemnify our officers, employees or agents, or the officers, employees or agents of a subsidiary corporation and the heirs and personal representatives of any such person, against all expenses incurred by the person relating to a judgment, criminal charge, administrative action or other proceeding to which he or she is a party by reason of being or having been one of our directors, officers or employees.

Our directors cause us to purchase and maintain insurance for the benefit of a person who is or was serving as our director, officer, employee or agent, or as a director, officer, employee or agent or our subsidiaries, and his or her heirs or personal representatives against a liability incurred by him as a director, officer, employee or agent.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

Other Expenses Of Issuance And Distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange
Commission registration fee                  $4.68
Legal fees and miscellaneous expenses (1)    $15,000
Accounting fees and expenses (1)             $10,000
Total (1)                                    $25,004.68

(1) Estimated.

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

Recent Sales Of Unregistered Securities

In August, 2005 we issued 2,000,000 shares of common stock to 42 investors in a private placement. The aggregate consideration paid for such shares was $40,000. The private placement was made in pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S and/or
Section 4(2) of the Securities Act. The issuance of these shares was made to accredited investors without any general solicitation or advertisement and a restriction on resale.

Exhibits And Financial Statement Schedules

(a) Exhibits:

The following exhibits are filed as part of this registration statement:

Exhibit           Description

3.1      Articles of Incorporation of Registrant.

3.2      By-Laws of Registrant.

4.1      Specimen Common Stock certificate.

5.1 Opinion of David Lubin & Associates regarding the legality of the securities being registered.

10.1 Licensing and Service Agreement, dated August 3, 2005, between Chongqing Yahu Information, Limited and Pay88, Inc.

10.2 Plan and Agreement of Merger, dated July 2005, by and between the Registrant and Pay88, Ltd.

10.3 Promissory Note, dated August 31, 2005, in the principal amount of $80,385, made by the Registrant in favor of Guo Fan

10.4 Agreement, dated March 29, 2005, by and between First Line Capital LLC and Pay 88, Ltd.

23.1     Consent of Wolinetz, Lafazan & Company, P.C.

23.2     Consent of David Lubin & Associates (included in Exhibit 5.1).

24.1 Power of Attorney (Contained on the signature page of this Registration Statement)

Undertakings

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

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

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

          (iii)Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Undertaking Required by Regulation S-B, Item 512(e).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C) Undertaking Required by Regulation S-B, Item 512(f)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.


Signatures

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this

Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Barnstead, New Hampshire, on October 14, 2005.

                                            Pay88, Inc.



                                            By: /s/  Guo Fan
                                               ---------------------------------
                                                     Guo Fan
                                                     President and Chief
                                                     Executive Officer
                                                     (principal executive and
                                                     financial officer)

                                            By: /s/  Gordon Preston
                                               ---------------------------------
                                                     Gordon Preston
                                                     Secretary


                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Guo Fan and Gordon Preston, each or either of them, his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to
Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


        Signature                    Title                           Date
        ---------                    -----                           ----

/s/  Guo Fan                 President, Chief Executive       October 14 , 2005
-------------------------    Officer and Director
Guo Fan

/s/ Gordon Preston           Secretary                        October  14, 2005
-------------------------
Gordon Preston



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